Exhibit 99.1

NEWS RELEASE

Visteon Announces Second-Quarter 2016 Results

•	Solid financial performance

•	Sales of $773 million

•	Net income of $26 million

•	Adjusted EBITDA of $77 million

•	Electronics performance

•	Electronics sales of $762 million

•	Adjusted EBITDA of $79 million

•	Adjusted free cash flow of $87 million

•	Electronics backlog of $15.9 billion

•	Secured $2.8 billion of new business awards (lifetime revenue) in first half of 2016

•	Second-quarter awards totaling $1.6 billion represent all-time quarterly record for Visteon’s Electronics business

•	Completed acquisition of AllGo Embedded Systems Pvt. Ltd., gaining vertical integration of multimedia playback and smartphone connectivity technologies

•	Reaffirmed 2016 full-year adjusted EBITDA and adjusted free cash flow guidance; established sales guidance range of $3.1 billion-$3.2 billion

VAN BUREN TOWNSHIP, Mich., July 28, 2016 — Visteon Corporation (NYSE:VC) today announced second-quarter 2016 results, reporting sales of $773 million and net income attributable to Visteon of $26 million, or $0.76 per diluted share. Adjusted EBITDA, a non-GAAP financial measure as defined below, was $77 million for the second quarter, compared with $60 million in the same period last year. Adjusted net income, a non-GAAP financial measure as defined below, was $42 million for the second quarter, or $1.22 per diluted share.

In the first half of 2016, global vehicle manufacturers awarded Visteon new business wins amounting to $2.8 billion of lifetime revenue. Second-quarter wins totaled $1.6 billion, an all-time quarterly record for Visteon’s Electronics business. The ongoing backlog, defined as cumulative remaining life-of-program booked sales, was approximately $15.9 billion as of June 30, 2016.

“We delivered another solid quarter and are on pace for a strong year as automakers around the world experience the benefits of our cockpit electronics technology,” said Visteon President and CEO Sachin Lawande. “As a result of our first-half performance, we are reaffirming our guidance for adjusted EBITDA and adjusted free cash flow for the year. The record pace at which customers are awarding us new business, coupled with our focus on new technology and cost efficiency, solidifies our position as a leader in the fast-growing cockpit electronics segment.”

Second Quarter in Review

Visteon reported second-quarter sales of $773 million, a decrease of $39 million compared with the same quarter last year. The decrease is primarily related to the sale of a Germany interiors facility during the fourth quarter of 2015 and customer pricing, partially offset by higher production volumes and new business.

Electronics sales totaled $762 million, a decrease of $18 million from the second quarter last year. For the Electronics Product Group, on a regional basis, Asia accounted for 34 percent of sales, Europe 34 percent, North America 30 percent, and South America 2 percent.

Gross margin for the second quarter of 2016 was $109 million, compared with $99 million a year earlier. Selling, general and administrative (SG&A) expenses were $54 million, or 7.0 percent of sales, for the second quarter, compared with $65 million, or 8.0 percent of sales, a year earlier.

For the second quarter of 2016, Visteon reported net income attributable to Visteon of $26 million, or earnings per share of $0.76 per diluted share, compared with net income attributable to Visteon of $2,208 million and earnings per share of $49.73 for the same period in 2015. Net income attributable to Visteon in the second quarter of 2015 included the climate transaction gain and related taxes within discontinued operations net income of $2,159 million and a gain on the sale of non-consolidated affiliates of $62 million.

Second-quarter 2016 net income included a loss of $9 million related to discontinued operations and $7 million of restructuring, transformation integration and related costs. Adjusted net income, which excludes these costs, was $42 million, or $1.22 per diluted share.

Adjusted EBITDA for the Electronics Product Group was $79 million for the second quarter of 2016, compared with $60 million for the same quarter last year. The improvement primarily reflected cost efficiencies impacting both gross margin and SG&A. Adjusted EBITDA for Other Operations was a loss of $2 million, $2 million lower than adjusted EBITDA for the second quarter last year.

Cash and Debt Balances

As of June 30, 2016, Visteon had global cash balances totaling $852 million. Total debt as of June 30 was $372 million.

For the second quarter of 2016, Visteon generated $72 million of cash from operations, compared with $31 million in the same period a year earlier. Capital expenditures for the second quarter of 2016 were $12 million, compared with $67 million during the second quarter of 2015, reflecting the impacts of the climate business divestiture. Adjusted free cash flow was $79 million in the quarter, compared with $33 million in the second quarter of 2015.

Visteon generated $92 million of cash from operations related to the Electronics Product Group in the second quarter. Electronics capital expenditures totaled $12 million, and adjusted free cash flow for Electronics totaled $87 million.

Completion of AllGo Acquisition

On July 11, 2016, Visteon announced completion of its acquisition of AllGo Embedded Systems Pvt. Ltd., an India-based leading supplier of embedded multimedia and smartphone connectivity software solutions to the global automotive industry. The acquisition makes Visteon the only automotive supplier with vertically integrated multimedia playback and smartphone connectivity technologies for infotainment and display audio systems. The transaction includes AllGo’s technology assets and automotive business and approximately 140 employees – primarily software engineers based in India – supported by sales offices in the U.S., Europe and Asia.

Full-Year 2016 Outlook

Visteon reaffirmed its full-year 2016 guidance for adjusted EBITDA and adjusted free cash flow. Visteon established a range for Electronics Product Group sales guidance of $3.1 billion to $3.2 billion. Adjusted EBITDA for the Electronics Product Group is projected in the range of $305 million to $335 million. Adjusted free cash flow, as defined below, for the Electronics Product Group is projected in the range of $110 million to $150 million.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, and telematics solutions; its brands include Lightscape®, OpenAir® and SmartCore™. Visteon also supplies embedded multimedia and smartphone connectivity software solutions to the global automotive industry through AllGo Embedded Systems Pvt. Ltd. Headquartered in Van Buren Township, Michigan, Visteon has nearly 11,000 employees at more than 40 facilities in 18 countries. Visteon had sales of $3.25 billion in 2015. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, July 28, at 9 a.m. EDT, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast.

The dial-in numbers to participate in the call are:

U.S./Canada: 855-855-4109

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, the financial results news release, related presentation materials and other supplemental information will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 47130364. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2015).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for 2016 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Follow Visteon:

Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
Sales	$773	$812	$1,575	$1,628
Cost of sales	664	713	1,345	1,417

Gross margin	109	99	230	211
Selling, general and administrative expenses	54	65	110	123
Restructuring expense	7	12	17	15
Interest expense, net	3	6	5	11
Equity in net income of non-consolidated affiliates	3	12	3	11
Loss on debt extinguishment	—	5	—	5
Gain on sale of non-consolidated affiliates	—	62	—	62
Other (income) expense, net	—	(4)	4	8

Income before income taxes	48	89	97	122
Provision for income taxes	9	24	22	33

Net income from continuing operations	39	65	75	89
(Loss) income from discontinued operations, net of tax	(9)	2,159	(22)	2,205

Net income	30	2,224	53	2,294
Net income attributable to non-controlling interests	4	16	8	36

Net income attributable to Visteon Corporation	$26	$2,208	$45	$2,258

Earnings per share data:
Basic earnings per share
Continuing operations	$1.03	$1.34	$1.85	$1.76
Discontinued operations	(0.26)	49.54	(0.61)	49.79

Basic earnings per share attributable to Visteon Corporation	$0.77	$50.88	$1.24	$51.55

Diluted earnings per share
Continuing operations	$1.02	$1.31	$1.83	$1.71
Discontinued operations	(0.26)	48.42	(0.60)	48.58

Diluted earnings per share attributable to Visteon Corporation	$0.76	$49.73	$1.23	$50.29

Average shares outstanding (in millions)
Basic	34.0	43.4	36.3	43.8
Diluted	34.4	44.4	36.7	44.9
Comprehensive income:
Comprehensive income	$29	$2,303	$71	$2,323
Comprehensive income attributable to Visteon Corporation	$27	$2,288	$65	$2,296

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	June 30	December 31
	2016	2015
ASSETS
Cash and equivalents	$846	$2,728
Short-term investments	—	47
Restricted cash	6	8
Accounts receivable, net	483	502
Inventories, net	187	187
Other current assets	189	581

Total current assets	1,711	4,053
Property and equipment, net	342	351
Intangible assets, net	123	133
Investments in non-consolidated affiliates	58	56
Other non-current assets	110	88

Total assets	$2,344	$4,681

LIABILITIES AND EQUITY
Distribution payable	$15	$1,751
Short-term debt, including current portion of long-term debt	25	37
Accounts payable	455	482
Accrued employee liabilities	96	132
Other current liabilities	279	370

Total current liabilities	870	2,772
Long-term debt	347	346
Employee benefits	259	268
Deferred tax liabilities	23	21
Other non-current liabilities	81	75
Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,245	1,345
Retained earnings	1,239	1,194
Accumulated other comprehensive loss	(170)	(190)
Treasury stock	(1,699)	(1,293)

Total Visteon Corporation stockholders’ equity	616	1,057
Non-controlling interests	148	142

Total equity	764	1,199

Total liabilities and equity	$2,344	$4,681

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS 1

(Dollars in Millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
OPERATING
Net income	$30	$2,224	$53	$2,294
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	20	59	41	127
Equity in net income of non-consolidated affiliates, net of dividends remitted	(3)	—	(3)	(2)
Non-cash stock-based compensation	2	3	4	6
Gain on Climate Transaction	2	(2,332)	2	(2,332)
Losses on divestitures and impairments	1	2	2	16
Gain on sale of non-consolidated affiliates	—	(62)	—	(62)
Loss on debt extinguishment	—	5	—	5
Other non-cash items	1	3	1	3
Changes in assets and liabilities:
Accounts receivable	51	44	27	(18)
Inventories	(4)	(3)	5	(32)
Accounts payable	(21)	(78)	(17)	32
Accrued income taxes	(6)	141	(49)	142
Other assets and other liabilities	(1)	25	(52)	25

Net cash provided from operating activities	72	31	14	204
INVESTING
Capital expenditures	(12)	(67)	(37)	(122)
Climate Transaction withholding tax refund	—	—	356	—
Short-term investments	—	—	47	—
Loan to non-consolidated affiliates	(4)	—	(12)	(10)
Net proceeds from Climate Transaction	—	2,664	—	2,664
Proceeds from asset sales and business divestitures	1	91	4	91
Payments associated with business divestitures, net	—	(16)	—	(24)
Other	—	2	—	5

Net cash (used by) provided from investing activities	(15)	2,674	358	2,604
FINANCING
Short-term debt, net	(10)	4	(10)	(6)
Principal payments on debt	—	(247)	(1)	(250)
Distribution payment	—	—	(1,736)	—
Repurchase of common stock	—	(500)	(500)	(500)
Dividends paid to non-controlling interests	—	(28)	—	(31)
Exercised warrants and stock options	—	9	—	19
Stock based compensation tax withholding payments	—	—	(11)	—
Other	—	(1)	—	(1)

Net cash used by financing activities	(10)	(763)	(2,258)	(769)
Effect of exchange rate changes on cash and equivalents	(3)	8	4	(9)

Net increase (decrease) in cash and equivalents	44	1,950	(1,882)	2,030
Cash and equivalents at beginning of period	803	907	2,729	827

Cash and equivalents at end of period	$847	$2,857	$847	$2,857

[1]	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories. As such, cash and equivalents above include amounts reflected as assets held for sale within other current assets on the Consolidated Balance Sheets.

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to the Company adjusted to eliminate the impact of depreciation and amortization, restructuring expense, net interest expense, loss on debt extinguishment, equity in net income of non-consolidated affiliates, loss on divestiture, gain on non-consolidated affiliate transactions, other net expense, provision for income taxes, discontinued operations, net income attributable to non-controlling interests, non-cash stock-based compensation expense, pension settlement gains and other non-operating gains and losses. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Six Months Ended
	June 30		June 30
Total Visteon	2016	2015	2016	2015
Electronics	$79	$60	$173	$144
Other	(2)	—	(7)	(6)

Adjusted EBITDA	77	60	166	138

Depreciation and amortization	20	21	41	42
Restructuring expense	7	12	17	15
Interest expense, net	3	6	5	11
Loss on debt extinguishment	—	5	—	5
Equity income of non-consolidated affiliates	(3)	(12)	(3)	(11)
Gain on sale of non-consolidated affiliates	—	(62)	—	(62)
Other (income) expense, net	—	(4)	4	8
Provision for income taxes	9	24	22	33
Loss (income) from discontinued operations, net of tax	9	(2,159)	22	(2,205)
Non-cash, stock-based compensation expense	2	2	4	5
Net income attributable to non-controlling interests	4	16	8	36
Other	—	3	1	3

Net income attributable to Visteon	$26	$2,208	$45	$2,258

	Three Months Ended		Six Months Ended
	June 30		June 30		Estimated
Electronics *	2016	2015	2016	2015	Full Year 2016**
Adjusted EBITDA	$79	$60	$173	$144	$305 - $335
Depreciation and amortization	20	21	41	41	85
Restructuring expense	—	12	10	15	15
Interest expense, net	3	6	5	11	10
Equity in net (income) loss of non-consolidated affiliates	(3)	—	(3)	1	(5)
Other expense, net	1	15	4	22	10
Provision for income taxes	9	16	22	33	55
Net income attributable to non-controlling interests	4	7	8	12	15
Loss on debt extinguishment	—	5	—	5	—
Non-cash, stock-based compensation expense	2	5	4	8	8
Other	—	—	1	—	2

Net income	$43	$(27)	$81	$(4)	$110 - $140
Loss (income) from discontinued operations, net of tax	9	(2,159)	22	(2,205)
All other loss, net of tax	8	(76)	14	(57)

Net income attributable to Visteon	$26	$2,208	$45	$2,258

*	During the first quarter of 2016, the Company combined corporate costs with the Electronics product group.
**	Guidance excludes Other operations and discontinued operations.

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) because the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and Adjusted free cash flow are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines Adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring and transformation-related payments. Free cash flow and Adjusted free cash flow include amounts associated with discontinued operations. Because not all companies use identical calculations, this presentation of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Six Months Ended
	June 30		June 30
Total Visteon	2016	2015	2016	2015
Cash provided from operating activities - Electronics*	$92	$66	$79	$78
Cash (used by) provided from operating activities - discontinued operations and other	(20)	(35)	(65)	126

Cash provided from operating activities total Visteon	$72	$31	$14	$204
Capital expenditures	(12)	(67)	(37)	(122)

Free cash flow	$60	$(36)	$(23)	$82
Restructuring/transformation-related payments	19	69	74	90

Adjusted free cash flow	$79	$33	$51	$172

	Three Months Ended		Six Months Ended
	June 30		June 30		Estimated
Electronics*	2016	2015	2016	2015	Full Year 2016**
Cash provided from operating activities	$92	$66	$79	$78	$150 - $180
Capital expenditures	(12)	(14)	(36)	(37)	90 - 80

Free cash flow	$80	$52	$43	$41	$60 - $100
Restructuring/transformation-related payments	7	5	22	22	50

Adjusted free cash flow	$87	$57	$65	$63	$110 - $150

*	During the first quarter of 2016, the Company combined corporate costs with the Electronics product group.
**	Guidance excludes Other operations and discontinued operations.

Free cash flow and Adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and Adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free cash flow and Adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and Adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability. The Company defines Adjusted net income as net income attributable to Visteon plus net restructuring expenses, reorganization items and other non-operating gains and losses, as further adjusted to eliminate the impact of discontinued operations. The Company defines Adjusted earnings per share as Adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of Adjusted net income and Adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
Diluted earnings per share:
Net income attributable to Visteon	$26	$2,208	$45	$2,258
Average shares outstanding, diluted (in millions)	34.4	44.4	36.7	44.9

Diluted earnings per share	$0.76	$49.73	$1.23	$50.29
Adjusted earnings per share:
Net income attributable to Visteon	$26	$2,208	$45	$2,258
Restructuring expense	7	12	17	15
Loss on debt extinguishment	—	5	—	5
Gain on sale of non-consolidated affiliates	—	62	—	62
Other (income) expense, net	—	(4)	4	8
Other	—	17	1	32
(Loss) income from discontinued operations, net of tax	(9)	2,159	(22)	2,205

Adjusted net income	$42	$17	$89	$51
Average shares outstanding, diluted (in millions)	34.4	44.4	36.7	44.9

Adjusted earnings per share	$1.22	$0.38	$2.43	$1.14

Adjusted net income and Adjusted earnings per share are not recognized terms under U.S. GAAP and do not purport to be a substitute for profitability. Adjusted net income and Adjusted earnings per share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted net income and Adjusted earnings per share for planning and forecasting future periods.